As filed with the Securities and Exchange Commission on February 23, 2000
                                                    Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                       Donaldson, Lufkin & Jenrette, Inc.
             (Exact name of registrant as specified in its charter)


           Delaware                                         13-1898818
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                            -----------------------

                                277 Park Avenue
                            New York, New York 10172
                                 (212) 892-3000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            -----------------------

                                Michael A. Boyd
                   Senior Vice President and General Counsel
                       Donaldson, Lufkin & Jenrette, Inc.
                                277 Park Avenue
                            New York, New York 10172
                                 (212) 892-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                   Copies to:

                             Deanna L. Kirkpatrick
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

                            -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                                 Proposed       Proposed Maximum      Amount of
             Title of Each Class of                      Amount to be             Maximum           Aggregate        Registration
         Securities to be Registered(1)                   Registered          Offering Price(1) Offering Price(1)         Fee
------------------------------------------------------------------------------------------------------------------------------------
Senior Debt Securities, Subordinated Debt Securities, $3,000,000,000(2)(3)(4)        100%          $3,000,000,000       $792,000
   Preferred Stock and Warrants .................
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o), exclusive of accrued interest and dividends, if any.
(2) Such indeterminable number or amount of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock and Warrants of the registrant as may from time to time be issued at indeterminable prices. This Registration Statement also includes such indeterminable number or amount of Senior Debt Securities, Subordinated Debt Securities and Preferred Stock as may be issued from time to time upon conversion or exchange of the securities being registered hereunder.
(3) Such amount in U.S. dollars or the equivalent in foreign denominated currency or currency units or, if any Senior Debt Securities or Subordinated Debt Securities are issued at original issue discount, such greater amount as shall result in an aggregate initial offering price of $3,000,000,000.
(4) This Registration Statement also relates to offers and sales of Senior Debt Securities, Subordinated Debt Securities, Preferred Stock and Warrants and in connection with market-making transactions by and through affiliates of the registrant, including Donaldson, Lufkin & Jenrette Securities Corporation.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement also relates to $95 million of securities registered and remaining unissued under Registration Statement 333-53499 previously filed by the Registrant, in respect of which $28,025.00 has been paid to the Commission as a filing fee and $39.8 million of securities registered and remaining unissued under Registration Statement 333-73405 previously filed by the Registrant, in respect of which $11,064.40 has been paid to the Commission as a filing fee.
===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2000

PROSPECTUS
            , 2000

                                 $3,134,800,000

                       Donaldson, Lufkin & Jenrette, Inc.

                                Debt Securities
                                Preferred Stock
                                    Warrants

                            -----------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

     Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.






    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
       COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR
             COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY
                   DETERMINATION AS TO WHETHER ANYONE SHOULD
                   BUY THESE SECURITIES. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.






                          Donaldson, Lufkin & Jenrette

                            -----------------------

                               TABLE OF CONTENTS

                            -----------------------

                                                                           Page
                                                                           ----
About This Prospectus........................................................3
Where You Can Find More Information..........................................3
Use of Proceeds..............................................................4
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
     Charges and Preferred Stock Dividends...................................4
Donaldson, Lufkin & Jenrette, Inc............................................4
Description of Debt Securities...............................................5
Description of Preferred Stock..............................................13
Description of Warrants.....................................................16
ERISA.......................................................................19
Plan of Distribution........................................................19
Legal Matters...............................................................20
Experts.....................................................................21

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,134,800,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

     o    our Annual Report on Form 10-K for the year ended December 31, 1998

     o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999 and

     o our Current Reports on Form 8-K filed on January 12, 1999, January 25, 1999, March 16, 1999, March 18, 1999, April 22, 1999, April 23,
          1999, July 23, 1999, October 14, 1999 and January 21, 2000.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

                       Donaldson Lufkin & Jenrette, Inc.
                       277 Park Avenue
                       New York, New York 10172
                       Attention: Corporate Secretary
                       Tel: (212) 892-3000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

     We have filed or incorporated by reference exhibits with this registration statement that include the form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

                                USE OF PROCEEDS

     Unless we tell you otherwise in a prospectus supplement, we will use the proceeds from the sale of these securities for general corporate purposes, including refinancing existing indebtedness. We may also invest the proceeds temporarily in short-term securities.

                               RATIOS OF EARNINGS
                   TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth DLJ's ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                                                                        Nine Months Ended
                                                       Years Ended December 31,           September 30,
                                                 ------------------------------------   -----------------
                                                 1994    1995    1996    1997    1998         1999
Ratio of earnings to fixed charges.............  1.10    1.11    1.16    1.16    1.13         1.19
Ratio of earnings to combined fixed charges
   and preferred stock dividends...............  1.09    1.10    1.16    1.16    1.13         1.18

     For the purpose of calculating the above ratios:

     o earnings consist of income before provision for income taxes and fixed charges and

     o fixed charges consist of interest expense and one-third of rental expense which we deem representative of an interest factor.

                       DONALDSON, LUFKIN & JENRETTE, INC.

     DLJ is a leading integrated investment and merchant bank that serves institutional, corporate, governmental and individual clients both domestically and internationally. DLJ is a holding company which conducts its business through various subsidiaries including its principal broker-dealer subsidiary, Donaldson, Lufkin & Jenrette Securities Corporation. DLJ's business includes securities underwriting, sales and trading, merchant banking, financial advisory services, investment research, correspondent brokerage services and asset management.

     Founded in 1959, DLJ initially focused on providing in-depth investment research to institutional investors. In 1970, DLJ became the first member firm of the New York Stock Exchange to be owned publicly. Fifteen years later, Equitable Life Assurance Society of the United States purchased DLJ. Until our initial public offering in October 1995, we were an independently operated indirect wholly-owned subsidiary of AXA Financial Inc. ("AXF," formerly The Equitable Companies Incorporated). At December 31, 1999, AXF owned 70.3% of our outstanding common stock. AXF is a diversified financial services organization and one of the world's largest investment management organizations. AXA, a French holding company for an international group of insurance and related financial services companies, is AXF's largest stockholder, beneficially owning, at December 31, 1999, approximately 58.0% of AXF's outstanding common stock. In addition, at December 31, 1999, AXA directly owned an additional 1.5% of our outstanding common stock.

     We currently employ approximately 10,200 people worldwide and maintain offices in 13 cities in the United States and 16 cities in Europe, Latin America and Asia.

     Our principal executive offices are located at 277 Park Avenue, New York, NY 10172 and our telephone number is (212) 892-3000.

     All references to "we," "us" or "DLJ" in this prospectus are to Donaldson, Lufkin & Jenrette, Inc.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue either senior debt securities or subordinated debt securities. Senior debt securities and subordinated debt securities will be issued in one or more series under either the senior indenture or the subordinated indenture between us and The Chase Manhattan Bank, as Trustee. In the following discussion, we sometimes refer to the two indentures as the "indentures".

     This prospectus briefly outlines the provisions of the indentures. The indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. The indentures are substantially identical except for the subordination and negative pledge provisions described below.

     DLJ is a holding company and depends upon the earnings and cash flow of its subsidiaries to meet its obligations under the debt securities. Since the creditors of any of DLJ's subsidiaries would generally have a right to receive payment that is superior to DLJ's right to receive payment from the assets of that subsidiary, holders of DLJ's debt securities will be effectively subordinated to creditors of DLJ's subsidiaries. In addition, the Securities Exchange Act and the New York Stock Exchange impose net capital requirements on some of our subsidiaries which limit their ability to pay dividends and make loans and advances to DLJ.

     In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.

Issuances in Series

     The indentures do not limit the amount of debt we may issue. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount. The debt securities will not be secured by any of DLJ's property or assets.

     The prospectus supplement relating to any series of debt securities being offered will contain the specific terms relating to the offering. These terms will include some or all of the following:

     o    whether the debt securities are senior or subordinated

     o    the total principal amount of the debt securities

     o the percentage of the principal amount at which the debt securities will be issued and whether the debt securities will be "original issue discount" securities for U.S. federal income tax purposes. If we issue original issue discount debt securities (securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance), we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement

     o the date or dates on which principal will be payable and whether the debt securities will be payable on demand by the holders on any date

     o the manner in which we will calculate payments of principal, premium or interest and whether any payment will be fixed or based on an index or formula or the value of another security, commodity or other asset

     o    the interest payment dates

     o    optional or mandatory redemption terms

     o authorized denominations, if other than $1,000 and integral multiples of $1,000

     o the terms on which holders of the debt securities may convert or exchange these securities into or for stock or other securities of DLJ or another entity and any specific terms relating to the conversion or exchange feature

     o the currency in which the debt securities will be denominated or principal, premium or interest will be payable, if other than U.S. dollars

     o whether the debt securities are to be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders

     o    information describing any book-entry features

     o whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts

     o the names and duties of any co-trustees, depositories, authenticating agents, paying agents, transfer agents or registrars for any series

     o    any other terms consistent with the above

Payment and Transfer

     We will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the Trustee or another agent of DLJ. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

     Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

     Neither DLJ nor the Trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Book Entry System

     We may issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless we state otherwise in the prospectus supplement, The Depository Trust Company, New York, New York will be the depositary if we use a depositary.

     DTC has advised us as follows:

     o    DTC is

          o a limited purpose trust company organized under the laws of the State of New York

          o a "banking organization" within the meaning of the New York banking law

          o    a member of the Federal Reserve System

          o a "clearing corporation" within the meaning of the New York Uniform Commercial Code

          o    a "clearing agency" registered pursuant to the provisions of
               Section 17A of the Exchange Act.

     o DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates

     o DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own DTC.

     o Access to DTC's book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Since the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

     So long as the depositary or its nominee is the registered owner of a global security, DLJ and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. DLJ understands that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

     DLJ will make all payments of principal, premium and interest on the debt securities to the depositary. DLJ expects that the depositary will then credit participants' accounts proportionately with these payments on the payment date and that the participants will in turn credit their customers in accordance with their customary practices. Neither DLJ nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers and you will have to rely on the procedures of the depositary and its participants.

     Global securities are generally not transferrable. DLJ will issue physical certificates to beneficial owners of a global security if:

     o the depositary notifies DLJ that it is unwilling or unable to continue as depositary and DLJ does not appoint a successor within 90 days

     o the depositary ceases to be a clearing agency registered under the Exchange Act and DLJ does not appoint a successor within 90 days

     o DLJ decides in its sole discretion that it does not want to have the debt securities of that series represented by global securities

Subordination

     When we use the term "designated senior indebtedness" we mean any senior indebtedness which we specifically designated as "designated senior indebtedness" in the instrument or agreement under which that senior indebtedness was issued and which has an outstanding balance greater than $50 million.

     When we use the term "senior indebtedness" we mean

     o any money we have borrowed (other than money we owe to any of our subsidiaries)

     o any money borrowed by someone else where we have assumed or guaranteed their obligations, directly or indirectly

     o    any letters of credit and acceptances made by banks on our behalf

     o indebtedness that we have incurred or assumed in connection with the acquisition of any property

     The subordinated indenture provides that DLJ cannot:

     o make any payments of principal, premium or interest on the subordinated debt securities

     o    acquire any subordinated debt securities or

     o    defease any subordinated debt securities

     if

     o any designated senior indebtedness or other senior indebtedness in an aggregate principal amount of more than $10.0 million has become due either on maturity or as a result of acceleration or otherwise and the principal, premium and interest on that designated senior indebtedness or other senior indebtedness has not yet been paid in full by DLJ or

     o DLJ has defaulted in the payment of any principal, premium or interest on any designated senior indebtedness or other senior indebtedness in an aggregate principal amount of more than $10.0 million at the time the payment was due, unless and until the payment default is cured by DLJ or waived by the holders of the designated senior indebtedness or other senior indebtedness.

     In addition, if there is a default on any senior indebtedness other than a default by DLJ in the payment of principal, premium or interest and that default would allow the holders of the senior indebtedness to accelerate the senior indebtedness so that it would become immediately due and payable at that time or in the future, then we may not be allowed to make any payments of principal, premium or interest on the subordinated debt securities. This will happen automatically if the default on the senior indebtedness is due to the acceleration of any of the subordinated debt securities issued under the subordinated indenture, otherwise in order for this to happen

     o the holders of a majority in principal amount of the designated senior indebtedness have to notify us or the trustee for the subordinated debt securities that the default has occurred or

     o the holders of a majority in principal amount of all the senior indebtedness (if there is no designated senior indebtedness outstanding) have to so notify us or the trustee

     However, if the senior indebtedness is not accelerated within 180 days after notice was given, then we will have to pay the holders of the subordinated debt securities all of the money that they would have been paid during the 180 day payment blockage period and resume making regular payments on the subordinated debt securities. Only one payment blockage period can commence in any 360 day period, even if we or the trustee receive more than one notice. A default that existed upon the commencement of one payment blockage period cannot be the reason for starting a second payment blockage period unless we cured (or the holders of the senior indebtedness waived) the original default for a period of at least 90 days.

     If we make any payment to the trustee or the holders of the subordinated debt securities when we weren't supposed to make the payment because of a payment blockage period, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

     If DLJ is liquidated, the holders of the senior indebtedness will be entitled to receive payment in full for principal, premium and interest on the senior indebtedness before the holders of subordinated debt securities receive any assets of DLJ. As a result, holders of subordinated debt securities may receive a smaller proportion of DLJ's assets in bankruptcy or liquidation than holders of senior indebtedness.

     Even if the subordination provisions prevent DLJ from making any payment when due on the subordinated debt securities, DLJ will be in default on its obligations under the subordinated indenture if it does not make the payment when due. This means that the trustee and the holders of subordinated debt securities can take action against DLJ, but they won't receive any money until the claims of the senior indebtedness have been fully satisfied.

     The subordinated indenture allows the holders of senior indebtedness to obtain specific performance of the subordination provisions from DLJ or any holder of subordinated debt securities.

Negative Pledge

     DLJ has agreed in the senior indenture for the benefit of the holders of the senior debt securities that DLJ and any successor to DLJ will not create, assume, incur or guarantee any indebtedness which is secured by any pledge, lien or other encumbrance (except as permitted below) on the voting stock of Donaldson, Lufkin & Jenrette Securities Corporation (or any successor to all or substantially all of its business) unless we secure the senior debt securities to the same extent as that indebtedness. Any subsidiary of ours in which we have an interest, directly or indirectly, of more than 50% is also prohibited from pledging any voting stock of DLJSC. However, the senior indenture permits liens on the voting stock of DLJSC (or any successor to all or substantially all of its business) without securing the senior debt securities if the liens arise because of

     o claims against DLJ for taxes or other governmental charges that we are contesting in good faith or which are for less than $2 million

     o legal proceedings which we are contesting in good faith or which involve claims against us for less than $2 million

     o deposits to secure (or in place of any) surety, appeals or customs bonds or

     o any other reason if DLJ's board of directors determines that the lien will not materially detract from or interfere with the present value or control by DLJ of the voting stock subject to the lien

Consolidation, Merger or Sale

     We have agreed not to consolidate with or merge into any other person or convey or transfer substantially all of our properties and assets to any person, unless

     o    we are the continuing person or

     o the successor is a corporation organized under the laws of the United States or any U.S. jurisdiction and that successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform.

     In either case, we will also have to deliver a certificate to the trustee stating that after giving effect to the merger there will not be any defaults under the applicable indenture and an opinion of counsel stating that the merger and the supplemental indenture comply with these provisions and that the supplemental indenture is a legal, valid and binding obligation of the successor corporation. (Section 5.01)

Modification of the Indenture

     In general, our rights and obligations and the rights of the holders under the indenture may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, Section 9.02 of each indenture provides that, unless each affected holder agrees, we cannot

     o    make any adverse change to any payment term of a debt security such as

          o    extending the maturity date

          o extending the date on which we have to pay interest or make a sinking fund payment

          o    reducing the interest rate

          o    reducing the amount of principal we have to repay

          o changing the currency in which we have to make any payment of principal, premium or interest

          o modifying any redemption or repurchase right to the detriment of the holder

          o modifying any right to convert or exchange the debt securities for another security to the detriment of the holder

          o    impairing any right of a holder to bring suit for payment

     o reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the indenture or to waive any covenant or default

     o    waive any payment default

     o    make any change to Section 9.02 of either indenture

     However, if DLJ and the trustee agree, we can amend the indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

Events of Default

     When we use the term "event of default" in the indenture, here are some examples of what we mean.

     Unless otherwise specified in a prospectus supplement, an event of default with respect to a series of debt securities occurs if:

     o we fail to pay the principal or any premium on any debt security of that series when due

     o we fail to pay interest when due on any debt security of that series for 30 days

     o we fail to perform any other covenant in the indenture and this failure continues for 60 days after we receive written notice of it from the Trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series

     o a creditor commences involuntary bankruptcy, insolvency or similar proceedings against DLJ or Donaldson, Lufkin & Jenrette Securities Corporation and we are unable to obtain a stay or a dismissal of that proceeding within 60 days

     o we or DLJSC voluntarily seek relief under bankruptcy, insolvency or similar laws or a court enters an order for relief against DLJ or DLJSC under these laws

     o an event of default occurs under any of DLJ's indentures or debt agreements under which we owe more than $25 million and the amount that we owe is accelerated if that acceleration is not rescinded within 10 days after we get notice from the trustee or 25% in principal amount of the outstanding debt securities under the indenture

     o we default on any payment at maturity (after taking into account any grace period) on any of our outstanding debt of more than $25 million and that default continues for more than 10 days after we get notice from the trustee or the holders of 25% in principal amount of the outstanding debt securities under the indenture.

     The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

     The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time. (Section 7.05)

     If an event of default occurs and continues, the Trustee or the holders of the aggregate principal amount of the debt securities specified below may require us to repay immediately (or "accelerate"):

     o    the entire principal of the debt securities of such series or

     o if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement. (Section 6.02)

     If the event of default occurs because we defaulted in a payment of principal or interest on the debt securities, then the Trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series can accelerate that series of debt securities. If the event of default occurs because we failed to perform any other covenant in the Indenture or any covenant that we agreed to for the benefit of one or more series of debt securities, then the Trustee or the holders of at least 25% of the aggregate principal amount of debt securities of all series affected, voting as one class, can accelerate all of the affected series of debt securities. If the event of default occurs because we become involved in bankruptcy proceedings then all of the debt securities under the indenture will be accelerated automatically. If the event of default occurs because we defaulted on some of our other indebtedness or because that indebtedness becomes accelerated as described above, then the Trustee or the holders of at least 25% of the aggregate principal amount of the debt securities outstanding under the indenture, voting as one class, can accelerate all of the debt securities outstanding under the indenture. Therefore, except in the case of a default by us on a payment of principal or interest on the debt securities of your series or a default due to our bankruptcy or insolvency, it is possible that you may not be able to accelerate the debt securities of your series because of the failure of holders of other series to take action.

     The holders of a majority of the aggregate principal amount of the debt securities of all affected series, voting as one class, can rescind this accelerated payment requirement or waive any past default or event of default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities. (Section 6.04)

     Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 7.02) If they provide this reasonable indemnity, the holders of a majority in principal amount of all affected series of debt securities, voting as one class, may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities. (Section 6.05)

     We are not required to provide the Trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

Defeasance

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the Trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

     o we will be discharged from our obligations with respect to the debt securities of such series or

     o we will no longer be under any obligation to comply with the restrictive covenants contained in the indenture, and the Events of Default relating to failures to comply with covenants will no longer apply to us.

     If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Instead the holders will only be able to rely on the deposited funds or obligations for payment.

     We must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. We must also deliver a ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

Concerning the Trustee

     The Chase Manhattan Bank has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

Governing Law

     The laws of the State of New York will govern the indentures and the debt securities.

                         DESCRIPTION OF PREFERRED STOCK

     DLJ's authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.10 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

     As of December 31, 1999, DLJ had 126,014,091 shares of common stock, 4,000,000 shares of Series A Fixed Adjustable Rate Preferred Stock and 3,500,000 shares of Series B Fixed Adjustable Rate Preferred Stock outstanding. In addition to the summary description of our capital stock below, you should refer to DLJ's Certificate of Incorporation and Bylaws for provisions which may be important to you. We have filed copies of our Certificate of Incorporation and Bylaws with the SEC.

Preferred Stock

     DLJ's board of directors have the authority to issue the preferred stock in one or more series and to fix the terms of any series without any further vote or action by the holders of DLJ's Common Stock. In addition, we do not need the approval of the holders of the Series A or Series B preferred stock to issue any preferred stock that ranks equal or junior to the Series A and Series B preferred stock.

     We will describe the terms of any series of preferred stock that we issue in a prospectus supplement. These terms may include:

     o the number of shares, purchase price and ranking in comparison to other series of preferred stock that DLJ has issued

     o the liquidation preference payable on each share in the event of DLJ's voluntary or involuntary liquidation, dissolution or winding up

     o the dividend rate, if any, which may be determined through a formula that we will describe in the prospectus supplement for that preferred stock

     o    the dividend payment dates

     o the date or dates, if any, on which DLJ can redeem the shares (and whether DLJ has agreed to set aside any money for the redemption of the shares) and the date or dates, if any, on which a holder can ask DLJ for repayment

     o the redemption or repayment price, which may be determined through a formula that we will describe in the prospectus supplement for that preferred stock

     o    any voting rights

     o whether the preferred stock has any preemptive rights, which means a first right to buy any new issuances of any of our securities

     o the currency, if other than U.S. dollars, in which we will pay dividends or any redemption or repayment price

     o whether the preferred stock is exchangeable or convertible into other securities (including securities of an issuer other than DLJ or DLJ's affiliates)

     o    the transfer agent and registrar for the preferred stock

     o    any other terms

     All of DLJ's preferred stock will be fully paid and non-assessable when issued, which means that the holders have paid their purchase price in full and that DLJ does not have the right to ask them to pay any more money. DLJ will pay dividends on all shares of its preferred stock before it pays dividends on its Common Stock. In addition, if DLJ is liquidated, DLJ will be required to pay the liquidation preference on all of its shares of preferred stock before holders of its Common Stock would be entitled to any of DLJ's assets. Unless we state otherwise in a prospectus supplement, DLJ will not be permitted to pay dividends or liquidation preference on any series of preferred stock in preference to payments on any other series of preferred stock.

   Series A and Series B Fixed Adjustable Rate Preferred Stock

     o We have issued 4,000,000 shares of Series A preferred stock and 3,500,000 shares of Series B preferred stock.

     o Liquidation Preference: Both series of preferred stock have liquidation preferences of $50 per share.

     o    Preemptive Rights: None.

     o    Conversion or Exchange Rights: None.

     o Fully Paid and Non-assessable: Our Series A and Series B preferred stock is fully paid and non- assessable.

     o    Series A Dividend Rates:

          o Through November 30, 2001, we must pay dividends to the holders of our Series A preferred stock at the annual rate of 5.94% or $2.97 per share.

          o After November 30, 2001, the dividends that we will pay to holders of the Series A preferred stock will vary, as described in the terms of the Series A preferred stock. We will calculate the annual rate that we will pay by adding 0.50% to the highest of three different interest rates. One of these rates is the United States 3 month treasury bill rate and the other two rates are based on the rates for ten year and thirty year United States treasury bonds. We define these rates as the Treasury Bill Rate, the Ten Year Constant Maturity Rate, and the Thirty Year Constant Maturity Rate, and you can find a detailed description of each of these rates in the terms of the Series A preferred stock.

          o Unless the United States government amends the Internal Revenue Code as described below under "Changes in Dividends Received Percentage," we will never pay the holders of our Series A preferred stock an annual rate of less than 6.44% or greater than 12.44% after November 30, 2001.

     o    Series B Dividend Rates:

          o Through January 15, 2003, we must pay dividends to the holders of our Series B preferred stock at the annual rate of 5.30% or $2.65 per share.

          o After January 15, 2003, we will calculate the annual rate that we will pay by adding 0.40% to the highest of the three different interest rates we described above for the Series A preferred stock.

          o Unless the United States government changes the Internal Revenue Code as described below under "Changes in Dividends Received Percentage," we will never pay the holders of our Series B preferred stock an annual rate of less than 5.70% or greater than 11.30% after January 15, 2003.

     o    Changes in the Dividends Received Percentage

          o The Internal Revenue Code provides that corporations are entitled to deduct from their net income 70% of the dividend payments that they receive. Therefore, corporations are taxed on only 30% of the dividends that they receive.

          o If the United States government changes the Internal Revenue Code to reduce the percentage of dividends received that a corporation can deduct below 70%, we will have to increase the dividend that we pay to holders of the Series A preferred stock based on a formula so that the holders of the Series A preferred stock receive the same effective dividend. If the United States government reduces the percentage of dividends received that a corporation can deduct below 50%, we can redeem all of the Series A preferred stock but not just a portion.

     o    Voting Rights

          o Preferred shareholders do not have the right to vote, except where required by law and in the special cases listed below.

          o If we do not pay six quarterly dividends on either the Series A or Series B preferred stock, we will increase the number of our directors by two. The holders of our Series A or Series B preferred stock (together with any other series of preferred stock ranking equally with the Series A and Series B preferred stock and entitled to the same special voting rights) will have the right to elect two directors to fill the newly created directorships.

          o At least 66 2/3% of the outstanding shares of the Series A or Series B preferred stock must approve any amendment to our certificate of incorporation which will adversely affect the powers, preferences, privileges or rights of that series.

          o At least 66 2/3% of the outstanding shares of the Series A and Series B preferred stock (voting as a single class) must approve any issuance, authorization or increase in the authorized amount of any preferred stock, or obligation or security convertible into or evidencing the right to buy preferred stock, that ranks prior to the Series A and Series B preferred stock. We need to get the same approval to reclassify any of our authorized stock into shares which rank prior to the Series A and Series B preferred stock.

          o We do not need the approval of the holders of the Series A or Series B preferred stock to take any of the actions discussed above with respect to our any stock ranking equally or junior to our preferred stock.

     o    Redemption

          o Prior to November 30, 2001, we may not redeem the Series A preferred stock unless the United States government reduces the percentage of dividends received that a corporation can deduct below 50%. If the United States government reduces the percentage of dividends received that a corporation can deduct below 50%, we may redeem all of the Series A preferred stock, but we may not redeem only a portion of the Series A preferred stock. The redemption price will vary between $51.50 and $50 per share, depending on the redemption date, plus accrued and unpaid dividends. On or after November 30, 2001, we may redeem any amount of Series A preferred stock by paying the holder of the shares $50 per share plus accrued and unpaid dividends.

          o Prior to January 15, 2003, we may not redeem the Series B preferred stock. On or after January 15, 2003, we may redeem any amount of Series B preferred stock by paying the holder of the shares $50 per share plus accrued and unpaid dividends.

          o In cases of merger or consolidation, we may offer to purchase the Series A or Series B preferred shares for $50 per share plus any unpaid and accrued dividends to the time set for redemption. However, we are not obligated to offer to purchase any preferred stock in the event of a merger or consolidation.

     o    Listing

          o We listed the Series A preferred stock on the New York Stock Exchange under the symbol "DLJpfA."

          o We listed the Series B preferred stock on the New York Stock Exchange under the symbol "DLJpfB."

                            DESCRIPTION OF WARRANTS

General

     We may issue warrants, including warrants to purchase debt securities, warrants to purchase preferred stock as well as other types of warrants. Warrants may be issued independently or together with any debt securities or preferred stock and may be attached to or separate from such debt securities or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between DLJ and a warrant agent. The following sets forth certain general terms and provisions of the warrants offered hereby. Further terms of the warrants and applicable warrant agreement will be set forth in the applicable prospectus supplement.

Warrants to Purchase Debt Securities

     The applicable prospectus supplement will describe the following terms of the warrants to purchase debt securities in respect of which this prospectus is being delivered:

     o    the title of such warrants

     o    the aggregate number of such warrants

     o    the price or prices at which such warrants will be issued

     o the currency or currencies (including composite currencies) in which the price of such warrants may be payable

     o the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of such warrants

     o the price at which and currency or currencies (including composite currencies) in which the debt securities purchasable upon exercise of such warrants may be purchased

     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire

     o if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time

     o if applicable, the designation and terms of the debt securities or preferred stock with which such warrants are issued and the number of such warrants issued with each such debt security or share of preferred stock

     o if applicable, the date on and after which such warrants and the related debt securities, common stock or preferred stock will be separately transferable

     o     information with respect to book-entry procedures, if any

     o if applicable, a discussion of certain United States Federal income tax considerations and

     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants

Warrants to Purchase Preferred Stock

     We may issue warrants to purchase preferred stock. The applicable prospectus supplement will describe the following terms of any such warrants in respect of which this prospectus is being delivered:

     o    the title of such warrants

     o    the aggregate number of such warrants

     o    the price or prices at which such warrants will be issued

     o the currency or currencies (including composite currencies) in which the price of such warrants may be payable

     o    the securities purchasable upon exercise of such warrants

     o the price at which and the currency or currencies (including composite currencies) in which the securities purchasable upon exercise of such warrants may be purchased

     o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire

     o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time

     o if applicable, the designation and terms of the debt securities or preferred stock with which such warrants are issued and the number of such warrants issued with each such debt security or share of preferred stock

     o if applicable, the date on and after which such warrants and the related debt securities or preferred stock will be separately transferable

     o     information with respect to book-entry procedures, if any

     o if applicable, a discussion of certain United States Federal income tax considerations and

     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants

Other Warrants

     We may also issue other warrants to purchase or sell, on terms to be determined at the time of sale,

     o securities of any entity unaffiliated with DLJ, a basket of such securities, an index or indices of such securities or any combination of the foregoing

     o    currencies or composite currencies or

     o    commodities

     We may satisfy our obligations, if any, with respect to any such warrants by delivering the underlying securities, currencies or commodities or, in the case of underlying securities or commodities, the cash value thereof, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will describe the following terms of any such warrants in respect of which this prospectus is being delivered:

     o    the title of such warrants

     o    the aggregate number of such warrants

     o    the price or prices at which such warrants will be issued

     o the currency or currencies (including composite currencies) in which the price of such warrants may be payable

     o    whether such warrants are put warrants or call warrants

     o (a) the specific security, basket of securities, index or indices of securities or any combination of the foregoing and the amount thereof, (b) currencies or composite currencies or (c) commodities (and, in each case, the amount thereof or the method for determining the same) purchasable or saleable upon exercise of such warrants

     o the purchase price at which and the currency or currencies (including composite currencies) with which such underlying securities, currencies or commodities may be purchased or sold upon such exercise (or the method of determining the same)

     o whether such exercise price may be paid in cash, by the exchange of any other security offered with such warrants or both and the method of such exercise

     o whether the exercise of such warrants is to be settled in cash or by the delivery of the underlying securities or commodities or both

     o the date on which the right to exercise such warrants shall commence and when such right shall expire

     o if applicable, the minimum or maximum number of such warrants that may be exercised at any one time

     o if applicable, the designation and terms of the securities with which such warrants are issued and the number of warrants issued with each such security

     o if applicable, the date on and after which such warrants and the related securities will be separately transferable

     o    information with respect to book-entry procedures, if any

     o if applicable, a discussion of certain United States Federal income tax considerations and

     o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants

                                     ERISA

     DLJ and certain of its subsidiaries, controlling shareholders and other affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if these securities are acquired by or with the assets of a pension or other employee benefit plan with respect to which one of these entities is a service provider, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules.

     The acquisition of the securities may be eligible for one of the exemptions noted below if the acquisition:

     o is made solely with the assets of a bank collective investment fund and satisfies the requirements and conditions of Prohibited Transaction Class Exemption (PTCE) 91-38 issued by the Department of Labor

     o is made solely with assets of an insurance company pooled separate account and satisfies the requirements and conditions of PTCE 90-1 issued by the DOL

     o is made solely with assets managed by a qualified professional asset manager and satisfies the requirements and conditions of PTCE 84-14 issued by the DOL

     o is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of
          Section 401 of the Code

     o is made solely with assets of an insurance company general account and satisfies the requirements and conditions of PTCE 95-60 issued by the DOL or

     o is made solely with assets managed by an in-house asset manager and satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to that plan or assets of an entity in which the plan has invested. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the securities should consult with its legal counsel prior to such investment.

                              PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters, dealers or directly to purchasers.

     Agents who we designate may solicit offers to purchase our securities.

     o We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our Prospectus Supplement.

     o Unless we indicate otherwise in our Prospectus Supplement, our agents will act on a best efforts basis for the period of their appointment.

     o Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

     o If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

     o We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our Prospectus Supplement.

     o The underwriters will use our Prospectus Supplement to sell our securities.

     We may use a dealer to sell our securities.

     o If we use a dealer, we, as principal, will sell our securities to the dealer.

     o The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     o We will include the name of the dealer and the terms of our transactions with the dealer in our Prospectus Supplement.

     If DLJSC, one of our subsidiaries, participates in the distribution of our securities, we will conduct the offering in accordance with Section 2720 of the NASD Conduct Rules.

     We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our Prospectus Supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the 1933 Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     o If we use delayed delivery contracts, we will disclose that we are using them in the Prospectus Supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     o These delayed delivery contracts will be subject only to the conditions that we set forth in the Prospectus Supplement.

     o We will indicate in our Prospectus Supplement, the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

     DLJSC may use this prospectus and our Prospectus Supplement in connection with offers and sales of our securities in connection with market-making transactions by and through DLJSC, at prices that relate to the prevailing market prices of our securities at the time of the sale or otherwise. DLJSC may act as principal or agent in these transactions.

                                 LEGAL MATTERS

     Michael A. Boyd, our Senior Vice President and General Counsel, and Davis Polk & Wardwell will pass upon the validity of our securities and certain other legal matters in connection with our offering of our securities, unless we indicate otherwise in our prospectus supplement.

     o Mr. Boyd owns 39,565 shares of common stock, 4,267 restricted stock units and options to purchase 79,544 shares of common stock.

     o Davis Polk & Wardwell provides legal services to us and our subsidiaries from time to time.

                                    EXPERTS

     We incorporate by reference into this prospectus and our registration statement our consolidated financial statements and financial statement schedule as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998. We have relied on the report of KPMG LLP, independent certified public accountants, also incorporated by reference into this prospectus and our registration statement, and upon their authority as experts in accounting and auditing.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


     ALTERNATE TO DEBT SECURITIES, PREFERRED STOCK AND WARRANTS PROSPECTUS
                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2000

PROSPECTUS
               , 2000

                                 $3,134,800,000
                       Donaldson, Lufkin & Jenrette, Inc.
                                Debt Securities
                                Preferred Stock
                                    Warrants

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.




    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
       COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR
             COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY
                   DETERMINATION AS TO WHETHER ANYONE SHOULD
                   BUY THESE SECURITIES. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.




     We prepared this prospectus for use by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales of our securities which DLJSC may make from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. DLJSC has advised us that it currently intends to make a market in our securities; however, it is not obligated to do so. It may discontinue such market making at any time, and we give no assurance as to the liquidity of, or trading market for, our securities. DLJSC may act as principal or agent in such transactions, as discussed below in "Plan of Distribution." We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

     ALTERNATE TO DEBT SECURITIES, PREFERRED STOCK AND WARRANTS PROSPECTUS

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our securities in any market-making transaction in which this prospectus may be delivered.

     ALTERNATE TO DEBT SECURITIES, PREFERRED STOCK AND WARRANTS PROSPECTUS

                              PLAN OF DISTRIBUTION

     We prepared this prospectus for use by DLJSC in connection with offers and sales of our securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions. DLJSC has advised us that it currently intends to make a market in our securities, but it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, we can give no assurance as to the liquidity of, or the trading market for, any of our securities.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuances and Distribution

     The following table sets forth the fees and expenses payable by the Company in connection with the issuance and distribution of the securities other than underwriting discounts and commissions. All of such expenses except the Securities and Exchange Commission registration fee are estimated:

Securities and Exchange Commission registration fee...............$   792,000
Blue Sky fees and expenses........................................     15,000
Printing expense..................................................    150,000
Accounting fees and expenses......................................     50,000
Legal fees and expenses...........................................     75,000
Trustee's fees and expenses.......................................     30,000
National Association of Securities Dealers Inc. filing fee........     30,500
Miscellaneous.....................................................      7,500
                                                                  -----------
     Total........................................................$ 1,150,000
                                                                  ===========

Item 15.  Indemnification of Directors and Officers

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for the unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Section 145 of the DGCL empowers the Company to indemnify, subject to the standards set forth therein, any person in connection with any action, suit or proceeding brought before or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

     The Company's Certificate of Incorporation provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

Item 16.  Exhibits

     See index to exhibits at E-1.

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction in the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, Donaldson, Lufkin & Jenrette, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 23rd day of February, 2000.

                                       DONALDSON, LUFKIN & JENRETTE, INC.



                                       By: /s/ Joe L. Roby
                                          -----------------------------
                                           Joe L. Roby
                                           President and Chief Executive Officer

     The registrant and each person whose signature appears below constitutes and appoints Joe L. Roby, Anthony F. Daddino and Marjorie S. White, and any agent for service named in this registration statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the Requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                         Title                       Date
         ---------                         -----                       ----

 /s/  Joe L. Roby
-------------------------  President, Chief Executive Officer  February 23, 2000
Joe L. Roby                   and Director

/s/ John S. Chalsty
-------------------------  Chairman of the Board and
John S. Chalsty              Director                          February 23, 2000

/s/ Anthony F. Daddino
-------------------------  Executive Vice President, Chief
Anthony F. Daddino           Financial Officer and Director    February 23, 2000


 /s/ David DeLucia
-------------------------  Director                            February 22, 2000
David DeLucia


 /s/  Hamilton E. James
-------------------------  Managing Director and Director      February 23, 2000
Hamilton E. James


 /s/ Stuart M. Robbins
-------------------------  Director                            February 22, 2000
Stuart M. Robbins

/s/ Edward J. Resch
-------------------------  Senior Vice President and Chief
Edward J. Resch              Accounting Officer                February 23, 2000


-------------------------  Director                            ________, 2000
Henri de Castries


 /s/ Denis Duverne
-------------------------  Director                            February 23, 2000
Denis Duverne


 /s/ Jane Mack Gould
-------------------------  Director                            February 23, 2000
Jane Mack Gould


 /s/ Louis Harris
-------------------------  Director                            February 23, 2000
Louis Harris


 /s/ Michael Hegarty
-------------------------  Director                            February 22, 2000
Michael Hegarty


-------------------------  Director                            ________, 2000
Henri G. Hottinguer

/s/ W. Edwin Jarmain
-------------------------  Director                            February 23, 2000
W. Edwin Jarmain


 /s/ Francis Jungers
-------------------------  Director                            February 22, 2000
Francis Jungers


 /s/ Edward D. Miller      Director                            February 23, 2000
-------------------------
Edward D. Miller


 /s/  W.J. Sanders, III
-------------------------  Director                            February 23, 2000
W.J. Sanders, III


 /s/  Stanley B. Tulin
-------------------------  Director                            February 23, 2000
Stanley B. Tulin


 /s/  John C. West
-------------------------  Director                            February 23, 2000
John C. West

                                 EXHIBIT INDEX

Exhibit                         Description
-------                         -----------
 1.1    Form of Underwriting Agreement relating to the Debt Securities*.........
 1.2    Form of Underwriting Agreement relating to the Preferred Stock*.........
 1.3    Form of Underwriting Agreement relating to the Warrants****.............
 3.1    Amended and Restated Certificate of Incorporation of Registrant**.......
 3.2    By-laws of the Registrant***............................................
 4.1    Form of Senior Debt Indenture between the Company and The Chase
          Manhattan Bank, as Trustee*...........................................
 4.2    Form of Senior Debt Securities*.........................................
 4.3    Form of Subordinated Debt Indenture between the Company and
            The Chase Manhattan Bank, as Trustee*...............................
 4.4    Form of Subordinated Debt Securities*...................................
 4.5    Forms of Warrant Agreement****..........................................
 5.1    Opinion of Davis Polk & Wardwell****....................................
12.1    Computation of ratio of earnings to fixed charges.......................
12.2    Computation of ratio of earnings to combined fixed charges and preferred stock dividends.........................................
23.1    Consent of Davis Polk & Wardwell (included in Exhibit 5.1)****..........
23.2    Consent of KPMG LLP.....................................................
24.1    Powers of Attorney (included on page II-3)..............................
25.1    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank, as Trustee,
          under the Indentures..................................................
---------
* Incorporated by reference to the corresponding exhibit to Donaldson, Lufkin & Jenrette, Inc.'s Registration Statement on Form S-3 (Registration No. 333-40925).

** Incorporated by reference to the corresponding exhibit to Donaldson, Lufkin & Jenrette, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

*** Incorporated by reference to the corresponding exhibit to Donaldson, Lufkin & Jenrette's Registration Statement on Form S-3 (Registration No. 333-53499).

**** To be filed by amendment.


                                      E-1